Exhibit 10.3

3-year Performance Options with Cumulative Vesting

NONSTATUTORY STOCK OPTION AGREEMENT

This NONSTATUTORY STOCK OPTION AGREEMENT (this “Agreement”), dated [            ], 2015 (the “Date of Grant”), is between The J. M. Smucker Company, an Ohio corporation (the “Company”), and [                    ] (the “Optionee”). The award hereunder is granted pursuant to the terms of the Company’s 2010 Equity and Incentive Compensation Plan (the “Plan”). Capitalized terms used herein but not defined will have the respective meanings set forth in the Plan.

1. Option. (a) Grant of Option. The Company hereby grants to the Optionee, as of the Date of Grant, the right and option (this “Option”) to purchase [            ] Common Shares, at a price per Common Share of [$        ] (the “Exercise Price”).1 This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Code.

(b) Vesting. Subject to the terms of this Agreement, this Option will vest and become exercisable in three installments subject to the Optionee’s Continuous Service (as hereinafter defined) and the achievement of Management Objectives determined by the Board and set forth on Appendix A hereto. Provided that the applicable Management Objectives are satisfied, [                ] of the Common Shares subject to this Option will vest on [            , 2016]2, [                ] of the Common Shares subject to this Option will vest on [            , 2017],3 and [                    ] of the Common Shares subject to this Option will vest on [            , 2018]4, subject to the Optionee’s Continuous Service on each of these dates (each such date, the “Applicable Vesting Date”). Notwithstanding the foregoing, with respect to the Common Shares subject to this Option which do not vest due to the non-achievement of the applicable Management Objectives on the Applicable Vesting Date, such Common Shares will be eligible to vest in the event the applicable Management Objectives and Continuous Service requirements are satisfied with respect to the next Applicable Vesting Date.

(c) Termination of Continuous Service. If the Optionee’s continuous service with the Company (“Continuous Service”) terminates for any reason, this Option, to the extent not then vested, will immediately terminate without consideration.

2. Term. This Option will terminate on [            , 2025]5 (the “Option Expiration Date”); provided that if:

(a) the Optionee’s Continuous Service is terminated by the Company for any reason other than a Termination for Cause, death, or permanent disability, then the Optionee may exercise the vested portion of this Option in full until the 90th day following such termination (at which time this Option will be cancelled), but not later than the Option Expiration Date;

[1]	NTD: Insert Market Value per Share on the Date of Grant.
[2]	NTD: Insert the end of the fiscal year for the first year following the Date of Grant.
[3]	NTD: Insert the end of the fiscal year for the second year following the Date of Grant.
[4]	NTD: Insert the end of the fiscal year for the third year following the Date of Grant.
[5]	NTD: Insert 10 years from the Date of Grant.

(b) the Optionee’s Continuous Service is voluntarily terminated by the Optionee (except as provided in Section 2(d) below), then the Optionee may exercise the vested portion of this Option in full until the 30th day following such termination (at which time this Option will be cancelled), but not later than the Option Expiration Date;

(c) the Optionee’s Continuous Service is terminated by the Company due to the Optionee’s death or permanent disability, then the Optionee (or his or her beneficiary, in the case of death) may exercise the vested portion of this Option in full until one year following such termination (at which time this Option will be cancelled), but not later than the Option Expiration Date;

(d) the Optionee’s Continuous Service is terminated by the Company as a result of a Termination for Cause (or by the Optionee at a time when the Company could terminate the Optionee under a Termination for Cause), then this Option will be cancelled upon the date of such termination; and

(e) the Optionee’s Continuous Service is terminated as a result of the Optionee’s retirement, then the Optionee may exercise the vested portion of this Option in full until the earlier of (x) the fifth year following such retirement and (y) the Option Expiration Date. For purposes of this Agreement, whether the Optionee’s Continuous Service with the Company has been terminated as a result of the Optionee’s retirement will be determined by the Board in its sole discretion.

3. Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in cash or in any other form of legal consideration that may be acceptable to the Board in accordance with the terms of the Plan.

4. Adjustments. This Option will be subject to the adjustment provisions of Section 12 of the Plan.

5. Tax Withholding. Delivery of the Common Shares purchased upon exercise of this Option will be reduced by the amount equal to the applicable federal, state and local income taxes and other amounts required to be withheld (the “Withholding Taxes”) in connection with such exercise. Subject to the limitations of applicable law, the Company will have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, the minimum statutory amount to satisfy the Withholding Taxes with respect to any taxable event arising as a result of this Agreement. The Optionee is advised to consult with the Optionee’s own tax advisors regarding the exercise of this Option and holding of the Common Shares.

6. Rights of the Optionee. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option will confer upon the Optionee any right to, or guarantee of, continued employment by or service with the Company, or in any way limit the right of the Company to terminate the Continuous Service of the Optionee at any time, subject to the terms of any written employment or similar agreement between or among the Company and the Optionee.

7. Transfer Restrictions. This Option will be subject to the provisions of Section 16 of the Plan relating to the prohibition on the assignment or transfer of the rights granted hereunder.

8. Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that the Optionee has been advised to consult his or her personal legal and tax advisors in connection with this Agreement and this Option.

9. Construction. This Option is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Optionee hereby acknowledges that a copy of the Plan has been delivered to the Optionee and accepts this Option subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations will be final, conclusive and binding upon the Optionee.

10. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the choice of law principles thereof.

11. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

12. Notices. Any notice hereunder by the Optionee will be given to the Company in writing and such notice will be deemed duly given only upon receipt thereof by the Corporate Secretary of the Company at the Company’s principal executive offices. Any notice hereunder by the Company will be given to the Optionee in writing at the most recent address as the Optionee may have on file with the Company.

13. Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

14. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Date of Grant.

THE J. M. SMUCKER COMPANY

By:
Name:
Title:

OPTIONEE

By:
[ ]

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